EXHIBIT 99.1

SGS REPORTS RECORD HIGH FIRST QUARTER SALES OF $99.1 MILLION, WITH NET INCOME OF $5.4 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the first quarter of 2012 were $99.1 million, an all-time first quarter record. First quarter 2012 sales were up 8.1%, or $7.4 million, from the $91.7 million reported in the first quarter of 2011.

The increase in sales was primarily due to volume growth with large consumer packaged goods companies in the United States and Europe, but was also helped by acquisitions made during 2011. Organic growth increased first quarter 2012 revenue by $4.9 million versus first quarter 2011. Acquisitions made during 2011 helped first quarter 2012 revenue increase by $3.0 million versus 2011. The strengthening of the US Dollar versus the Canadian Dollar and the British Pound decreased first quarter 2012 sales as compared to first quarter 2011 sales by $0.5 million. Gross margin percentage (exclusive of depreciation) in the first quarter of 2012 was 37.7% compared to 40.6% in the first quarter of 2011. Gross margin was negatively impacted in 2012 by investments made in production resources to support future revenue growth.

Net income decreased by 28.4% from $7.6 million in the first quarter of 2011 to $5.4 million in the first quarter of 2012. The decrease was primarily due to the previously discussed investments to increase capacity, an increase in selling, marketing and administrative costs of $1.2 million to grow revenue in the future, and an increase in the effective tax rate from 20.6% in the first quarter of 2011 to 34.4% in the first quarter of 2012. The increase in the tax rate was due to an income tax benefit of $1.6 million recorded during the first quarter of 2011 associated with the reversal of withholding taxes on intercompany interest accrued but unpaid.

EBITDA (a non-GAAP measure) decreased by $1.1 million, or 4.9%, to $21.3 million for the first quarter of 2012 compared to $22.4 million for the same period in 2011. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $0.8 million in the first quarter of 2012 and $0.4 million in the first quarter of 2011. The reconciliation of the non-GAAP measure, EBITDA, to the GAAP measure, net income, is as follows:
	Quarter Ended 03/31/12 (in millions)	Quarter Ended 03/31/11 (in millions)

Net income	$ 5.4	$ 7.6

Add:
Depreciation and amortization	6.4	5.7
Amortization recorded through net sales	0.2	0.2
Other expense, net	0.3	0.3
Interest expense	6.2	6.6
Income tax expense	2.8	2.0

EBITDA	$ 21.3	$ 22.4

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "We are pleased with the growth in revenue we achieved during the first quarter of 2012. We have made growing the top line a focus, and we are performing well against that goal. We expect to see a return to historical margins later in the year as we put our cost structure back in line with revenue."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Friday, May 11, 2012. Please dial (1-800-230-1092) in the USA or (1-612-234-9960) internationally to access the call. The conference ID number is 247633.

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.